EXHIBIT 99.1

Johnson Outdoors Reports Higher Sales & Earnings for 2015 Fiscal Third Quarter

RACINE, Wis., Aug. 11, 2015 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation equipment company, reported increased sales and profits in the Company's 2015 fiscal third quarter ended July 3, 2015 resulting in a favorable sales comparison in the year-to-date fiscal nine-month period.

"A solid new product line-up is fueling positive marketplace momentum as we head into the final months of the warm-weather outdoor recreational season. The revolutionary Ulterra™ fishing motor and the Talon® 12' shallow water anchor are powering growth for Minn Kota®, our $100+ million flagship fishing brand. In Watercraft, the Old Town® Predator™ series is also enhancing our position in the all-important outdoor specialty channel. And, the new MiniMo™ from Jetboil®, the leader in outdoor cooking systems, has ignited growth in our consumer camping portfolio. Work is underway to strengthen new product development and competitiveness in Diving where weak economies in European markets have impacted results," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

THIRD QUARTER RESULTS

Fiscal third quarter results historically reflect in-season replenishment orders for the Company's warm-weather outdoor recreation products. Total Company net sales were $140.9 million during the quarter, a 3 percent gain versus net sales of $137.1 million in the prior year third quarter. Foreign currency translation had a 3 percent unfavorable impact on sales versus the prior year quarter. Key factors behind the year-over-year comparison in each business unit were:

  Strong growth in Minn Kota®, powered by exceptional new product response, drove an 8 percent increase in Marine Electronics revenue and a record-high $86.2 million in third quarter sales.
  Significantly higher Eureka!® and Jetboil® consumer camping sales could not offset declines in commercial and military segments resulting in a 1 percent dip in Outdoor Gear revenue.
  Watercraft revenue held steady with the prior year quarter as Old Town® continued to gain share in the key fishing kayak segment.
  Unfavorable currency translation had an 11 percent unfavorable impact on Diving sales accounting for the 9 percent drop in revenue for the quarter.

Total Company operating profit during the quarter was $16.4 million compared to $9.3 million in the prior fiscal year third quarter. Non-cash impairment charges of $8.5 million in Outdoor Gear and a $1.6 million cash recovery from the Jetboil® indemnity escrow in the previous year quarter, partially offset by $1.4 million of legal expense in the current year quarter related to litigation brought by the Company asserting infringement of its patented side scan sonar technology by Garmin, were primary factors in the favorable year-over-year comparison. Excluding the net effect of these one-time items in both years, operating profit would have been $1.6 million ahead of the prior year. Third quarter net income was $10.0 million, or $1.00 per diluted share, compared to net income of $4.7 million, or $0.47 per diluted share, in the previous third quarter.

YEAR-TO-DATE RESULTS

Strong marketplace momentum around new products across the Company's consumer fishing, camping and water recreation brands during the fiscal third quarter brought year-to-date sales for the nine-month period 1 percent ahead of the same prior year period. Unfavorable currency translation had a 2 percent unfavorable impact on year-to-date revenue. Total Company operating profit was $16.7 million versus operating profit of $18.0 million in the same nine-month period last year. The net charges of $6.9 million taken in the prior year were almost entirely offset by patent litigation expense of $6.8 million taken in the current year. The remaining decrease in profit was driven by various factors including higher warranty costs and increased promotional spending. Net income was $9.4 million, or $0.95 per diluted share, in the current nine-month period compared to $9.9 million, or $0.98 per diluted share, in the same period last year. The Company's effective tax rate during the nine-month period was 40.9 percent versus 46.1 percent for the previous year-to-date period.

In connection with the patent litigation, on July 13, 2015, an Administrative Law Judge at the International Trade Commission (ITC) determined that Garmin International, Inc. violated section 337 of the Tariff Act of 1930 by importing and selling SideVü sonars, which the judge found infringed a Johnson Outdoors Inc. side scan sonar patent used in certain Humminbird® fishfinders. The ruling is subject to review by the ITC. Upon final adoption of this ruling by the ITC, Garmin's infringing SideVü sonars, which are manufactured overseas, would be excluded from import into the United States, and a cease and desist order would be issued prohibiting Garmin from selling any infringing product from its inventory.

OTHER FINANCIAL INFORMATION

The Company reported cash, net of debt, of $46.4 million as of July 3, 2015, versus cash, net of debt, of $44.2 million as of June 27, 2014. Depreciation and amortization was $8.8 million year-to-date, compared to $7.9 million during the first nine months of the prior year. Capital spending totaled $6.6 million during the first nine months of fiscal 2015 compared with $9.8 million in the same period in 2014.

"Improved margins helped reduce the impact on profitability of higher operating expenses year-to-date. We remain focused on delivering a strong end to our season," said David W. Johnson, Vice President and Chief Financial Officer. "The balance sheet is in great shape, as we continue to pay down debt and maintain a healthy cash position that enables us to invest in expanding and growing the business."

PRODUCT NEWS

On July 22, the Humminbird® HELIX™7 was named Best in Show – Electronics at ICAST, the world's largest and most prestigious fishing products exposition. The HELIX™7 series is the first compact-format fishfinder that lets anglers choose the technology that fits with how they like to fish, from a basic sonar-only unit up to a full complement of functions and technologies, including patented Side Imaging® side scan sonar, and compatibility with Humminbird® LakeMaster® cartography products.

On August 6, the Jetboil® Genesis™ captured the coveted Outside Magazine Gear of the Show award at the 2015 Outdoor Retailer Show. Jetboil® Genesis™ is the first complete base camp cooking solution in an easy carry travel bag, a system that includes a 10" ceramic-coated fry pan, 5 liter cooking pot and a compact folding two-burner stove with patented Flux Ring technology.

WEBCAST

The Company will host a conference call and audio web cast at 10:00 a.m. Eastern Time on Tuesday, August 11, 2015. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear. Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company's success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	July 3	June 27	July 3	June 27
Operating Results	2015	2014	2015	2014
Net sales	$ 140,883	$ 137,133	$ 344,816	$ 340,506
Cost of sales	82,131	81,314	206,794	205,912
Gross profit	58,752	55,819	138,022	134,594
Operating expenses	42,331	46,487	121,309	116,624
Operating profit:	16,421	9,332	16,713	17,970
Interest expense, net	205	179	678	658
Other expense (income), net	115	(952)	38	(1,087)
Income before income taxes	16,101	10,105	15,997	18,399
Income tax expense	6,104	5,407	6,548	8,490
Net income	$ 9,997	$ 4,698	$ 9,449	$ 9,909
Weighted average common shares outstanding - Dilutive	9,736	9,655	9,715	9,625
Net income per common share - Diluted	$ 1.00	$ 0.47	$ 0.95	$ 0.98
Segment Results
Net sales:
Marine electronics	$ 86,198	$ 80,009	$ 219,079	$ 210,064
Outdoor equipment	15,612	15,750	34,151	35,107
Watercraft	19,530	19,725	38,891	38,402
Diving	19,792	21,806	53,219	57,571
Other/eliminations	(249)	(157)	(524)	(638)
Total	$ 140,883	$ 137,133	$ 344,816	$ 340,506
Operating profit (loss):
Marine electronics	$ 14,603	$ 14,196	$ 24,146	$ 30,276
Outdoor equipment	1,811	(4,946)	2,536	(4,561)
Watercraft	2,334	2,002	1,308	(29)
Diving	947	1,561	242	2,315
Other/eliminations	(3,274)	(3,481)	(11,519)	(10,031)
Total	$ 16,421	$ 9,332	$ 16,713	$ 17,970
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 53,916	$ 52,139
Accounts receivable, net			79,663	80,036
Inventories, net			78,318	71,496
Total current assets			224,307	215,990
Total assets			317,846	308,731
Short-term debt			--	--
Total current liabilities			84,626	72,357
Long-term debt, less current maturities			7,156	7,551
Shareholders' equity			198,723	207,772
CONTACT: DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         PATRICIA PENMAN
         VP - MARKETING SERVICES & COMMUNICATION
         262-631-6600